Exhibit 99.5

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between ECLIPSYS CORPORATION, a Delaware corporation (the “Company”), and PAUL L. RUFLIN, an individual (the “Executive”), effective March 15, 2005.

WITNESSETH:

     WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company;

     WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated February 3, 2004 (the “Original Agreement”); and

     WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety in the form of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree to amend and restate the Original Agreement in its entirety as follows:

     Section 1 - Employment.

(a)	The Company agrees to continue to employ the Executive as its Chief Executive Officer, and the Executive shall have the customary powers, responsibilities and authorities of a Chief Executive Officer. In this capacity, the Executive shall report to the Board of Directors of Company (the “Board”). The Executive agrees to devote his reasonable best efforts to the performance of his duties and responsibilities hereunder, subject at all times to review and control of the Board.

(b)	Nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which the Executive is in no way involved with the management or operation of the entity in which the Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board) or from serving, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not interfere with his ability to discharge his duties hereunder and the subject entity does not directly compete with the Company.

(c)	The Executive currently resides in Florida, and shall not be required to relocate his residence outside of Florida.

     Section 2 - Term of Employment. The Executive’s term of employment under this Agreement (“Term of Employment”)shall terminate, subject to the terms hereof, on the date that either party terminates the Executive’s employment in accordance with Section 6 of this Agreement.

     Section 3 - Compensation.

(a)	Salary. During the period from the date hereof through December 31, 2005 (the “Initial Period”), the Company shall pay the Executive at the annualized rate of $750,000 (“Base Salary”), in bi-weekly payments of Twenty Eight Thousand Eight Hundred Forty Six and 15/100 Dollars ($28,846.15). Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to all applicable federal, state and local withholding and reporting requirements. The Executive’s Base Salary shall not be decreased during the Initial Period. During the Term of Employment, the Board or the Compensation Committee of the Board shall review, and may, subject to the immediately preceding sentence, adjust the Executive’s Base Salary annually, in accordance with the Company’s customary procedures and practices for reviewing compensation of senior executives. In the event the Base Salary is so adjusted, the adjusted amount shall become the Base Salary for purposes of this Agreement.

(b)	Bonus Plan. The Executive shall be eligible to participate in the Company’s executive bonus plan, subject to all the terms and conditions of such plan, as such plan may be modified from time to time, with the actual bonus earned being based on achieving such performance targets and management objectives as may be established by the Board or the Compensation Committee of the Board each year as contemplated by the bonus plan; provided, however, that the Executive’s annual target bonus (the “Target Bonus”) shall be at least $250,000 for calendar 2005. All bonus payments shall be subject to all applicable federal, state and local withholding and reporting requirements.

     Section 4 - Employee Benefits.

(a)	Employee Retirement Benefit Programs, Welfare Benefit Programs, Plans and Practices. The Company shall provide the Executive with coverage during the Term of Employment under any retirement benefit programs, welfare benefit programs, and other compensatory and benefit programs, plans and practices, that the Company makes available to its senior executives, including, but not limited to, its life and short- and long-term disability insurance, hospitalization and major medical insurance, the Company’s 401(k) Plan, Employee Stock Purchase Plan, dental insurance, directors and officers liability insurance, and any other nonqualified compensation program (including deferred compensation or supplemental retirement programs) as in effect from time to time.

(b)	Vacation. The Executive shall be entitled to five weeks of paid vacation each calendar year, which shall be taken at such times as are consistent with the

Executive’s responsibilities hereunder; provided, however, subject to applicable law, that the Executive shall not be entitled to carry over unused vacation from year to year in an amount exceeding that which the Executive would be entitled to carry over in accordance with the Company’s standard vacation policy as applied to employees of the Executive’s longevity with the Company.

(c)	Other Benefits; Satisfaction of Relocation Expense Obligation. The Executive will be entitled to reimbursement of up to $25,000 each calendar year for expenses incurred by him for tax or estate planning. The Executive will also be entitled to reimbursement of reasonable expenses incurred by him for an annual physical examination, to the extent such an examination is not otherwise covered or provided by the health insurance or health benefits provided by the Company to the Executive pursuant to Section 4(a) above. Executive acknowledges that the Company has satisfied its obligations under Section 4(c) of the Original Agreement to pay the costs related to the relocation of his family and the family residence to Florida.

     Section 5 - Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board from time to time, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in carrying out his duties..

     Section 6 - Termination of Employment.

(a)	Termination Without Cause or Termination for Good Reason. If the Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 6(c) hereof), the Executive’s Disability (as defined in Section 6(e) hereof), or the Executive’s death, or if the Executive’s employment is terminated by the Executive for Good Reason (as defined in Section 6(a)(2) hereof), then the Company shall pay the Executive (x) the Accrued Amounts (as defined below) and (y) subject to the following sentence, the Severance Package. The payment of the Severance Package to the Executive under this Section 6(a) shall (i) be contingent upon the execution by the Executive of a general release in favor of the Company, which shall be similar in scope to the Company’s current standard release agreement form attached hereto as Exhibit B, as it may be amended from time to time to reflect changes or expansions of relevant laws and regulations and as reflected in updates to the Company’s standard release agreement form (the “Release”) and (ii) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6(a). Except as expressly provided herein or in another agreement between the Company and the Executive, the Severance Package shall not be subject to any duty to mitigate damages by the Executive, nor any set off or reduction due to the Executive’s post-termination employment, provided such post-termination employment does not contravene any agreement between the Company and the Executive. The Accrued Amounts shall be payable in a lump sum within ten (10) days of termination of employment.

(1)	For purposes of this Agreement, the “Accrued Amounts” shall mean the Executive’s Base Salary, any declared but unpaid bonus, any accrued but unused vacation and any other earned but unpaid amounts payable to him hereunder, in each case as accrued through the last day of his actual employment by the Company.

(2)	For purposes of this Agreement, a termination of employment by the Executive for “Good Reason” shall be a termination by the Executive following the occurrence of any of the following events unless the Company has cured as provided below:

(A)	Removal from the position of Chief Executive Officer of the Company prior to a Change of Control (as defined in Section 6(d)(4)), except for Cause or following the Executive’s death or Disability;

(B)	Prior to or following a Change of Control, any material diminution in the Executive’s duties, responsibilities, authority, or participation in management, except for Cause or following the Executive’s death or Disability; or

(C)	Prior to a Change of Control, a reduction in the Base Salary then in effect or a material reduction in the other benefits (other than the Target Bonus) provided to the Executive by the Company; or

(D)	Following a Change of Control, a reduction in the Base Salary then in effect or Target Bonus then in effect, a material change in the criteria for measuring the amount of bonus the Executive will be entitled to, or a material reduction in the other benefits provided to the Executive by the Company;

(E)	Any material breach by the Company of this Agreement or any other legal obligation owed by the Company to the Executive;

(F)	Failure of any successor of the Company to assume this Agreement as required by Section 11;

(G)	Prior to or following a Change of Control, a required relocation of the Executive’s primary residence, or

(H)	Following a Change of Control, a requirement that Executive’s primary place of work be at a location outside of Florida.

Executive must notify the Company in writing specifically identifying any event constituting Good Reason within thirty (30) days after the Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement; provided that the Company shall have thirty (30) days from the date of such notice to cure the Good Reason event. A termination by the Executive following cure shall not be a termination for Good Reason. A failure of the Executive to notify the Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

(3)	For purposes of this Agreement, “Severance Package” shall mean:

(A)	Base Salary continuation for eighteen (18) months following the date of termination at the Executive’s annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices;

(B)	A bonus equal to one hundred fifty percent (150%) of the Executive’s Target Bonus in effect on the date of termination, payable in equal installments over the eighteen (18) month period described in Section 6(a)(3)(A) above, subject to the same withholding and reporting requirements. In addition, to the extent not included in the Accrued Amounts, the Executive shall receive a pro rata bonus for the bonus period during which the date of termination occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies;

(C)	For the avoidance of confusion, the parties acknowledge that in the event the Executive terminates his employment for Good Reason as a result of a decrease in his Base Salary or Target Bonus as contemplated in clauses (C) or (D) of Section 6(a)(2), then the Base Salary and Target Bonus used for purposes of the calculation of the Severance Package shall be the Salary and Target Bonus in effect immediately prior to such reduction.

(D)	The Executive shall be entitled to twelve (12) months of additional vesting of all restricted stock and stock options granted to him, (i.e., vesting calculated at the time of employment termination as if termination were to occur twelve months later). For purposes of avoiding confusion, the parties acknowledge that (i) the Restricted Stock Agreement and the Amended and Restated Restricted Stock Agreement, both dated as of July 15, 2002, between Company and Executive (together the “2002 Restricted Stock Agreements”) contain language intended to effectuate this continued vesting, which is located in the proviso to the definition of “Measurement Date” in Section 2.1(a) thereof, (ii) the inclusion of such language in the 2002 Restricted Stock Agreements is not intended to create additional vesting beyond the twelve months described in the first sentence of this paragraph (D), and (iii) in light of the first sentence of this paragraph (D), the 2002 Restricted Stock Agreements should be read as if such proviso were deleted;

(E)	Continuation of benefits under any life, group health, and dental insurance benefits substantially similar to those which the Executive (and, if applicable, his family) was receiving immediately prior to termination of employment until the earlier of:

(i)	the end of the eighteen (18) month period following the date of termination, or

(ii)	the date on which the Executive becomes eligible to receive substantially similar benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(a)(3)(E) is subject to the availability of such continuation under the terms of the applicable plan documents and all provisions of applicable law. If the Executive is not eligible for such continued coverage under one of the Company-provided benefit plans noted in this paragraph (E) that he was participating in during his employment, the Company shall pay the Executive the cash equivalent of the cost of replacement insurance for the duration of the applicable period, which payments shall be made pro-rata in accordance with the Company’s customary payroll practices.

(4)	To the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), neither the Company nor the Executive may accelerate the timing of the payments under this Section 6(a) (for example, no part of the Severance Package may be paid in a lump sum at the time of termination). In addition, to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A and the Treasury Regulations to be issued under Section 409A require a six month delay in the commencement of the payments under the Severance Package due to the Executive’s status as a “specified employee”, the Severance Package payments shall be paid on the schedule set forth in this Section 6(a) commencing six months following the Executive’s termination of employment.

(b)	Voluntary Termination by Executive Without Good Reason. If the Executive terminates his employment with the Company without Good Reason, then the Company shall pay the Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment.

(c)	Termination for Cause. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment. As used herein, the term “Cause” shall be limited to:

(1)	Executive’s conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

(2)	Executive’s willful misconduct or gross negligence in the performance of his duties that causes material harm to the Company;

(3)	Executive’s willful and continued failure to follow the reasonable and lawful instructions of the Board;

(4)	Executive’s willful and continued neglect of duties (other than any such neglect resulting from incapacity of the Executive due to physical or mental illness); or

(5)	a material breach of this Agreement by the Executive;

provided, however, that Cause shall arise under items (2), (3), (4) or (5) only following thirty (30) days written notice thereof from the Company which specifically identifies such misconduct, failure, neglect or breach and only if the Executive continues to engage in or fails to cure such misconduct, failure, neglect or breach during such notice period, and further provided that Cause under items (3), (4) and (5) shall be subject to the last sentence of Section 8(b) hereof. During any such notice period, the Executive shall have the right to be heard before the full Board and Cause shall not be deemed to exist without a finding by the Board that Cause exists and has not been cured during the thirty (30) day cure period. A termination by the Company after cure shall not be a termination for cause. A failure of the Company to notify the Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or similar event) from constituting Cause.

(d)	Certain Terminations Following a Change of Control. In the event the Executive’s employment with the Company or its successor terminates by reason of a Qualifying Termination (as defined below) within two (2) years after a Change of Control of the Company (as defined below) that occurs during the Term of Employment, then the Company shall pay to the Executive (x) the Accrued Amounts in a lump sum within ten (10) days of termination of employment and (y), in lieu of the Severance Package, and subject to the limitations described in Section 7 below and subject to the following two sentences, the Company shall provide the Executive the Change of Control Benefits (as defined below). The provision of the Change of Control Benefits to the Executive under this Section 6(d) shall (i) be contingent upon the execution by the Executive of the Release or a release in another form reasonably acceptable to the Company and the Executive and (ii) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6(d). In addition, all payments under this Section 6(d) are subject to the timing rules, calculations and adjustments described in Section 7. Anything in this Agreement to the contrary notwithstanding, if (q) a Change of Control occurs, (r) the Executive’s employment with the Company is terminated within 180 days prior to the date on which the Change of Control occurs, and (s) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Term of Employment.

(1)	“Change of Control Benefits” shall mean:

(A)	Base Salary continuation for twenty four (24) months following the date of termination at the Executive’s annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices;

(B)	A bonus equal to two hundred percent (200%) of the Executive’s Target Bonus in effect on the date of termination, payable in equal installments over the twenty four (24) month period described in Section 6(d)(1)(A) above, subject to the same withholding and reporting requirements. In addition, to the extent not included in the Accrued Amounts, the Executive shall receive a pro rata bonus for the bonus period during which the date of termination occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies;

(C)	Acceleration in full of the vesting of all restricted stock awards and option awards; and

(D)	Continuation of life, group health and dental insurance benefits substantially similar to those which the Executive (and, if applicable, his family) was receiving immediately prior to the Qualifying Termination until the earlier of:

(i)	the end of the twenty four (24) month period following the Executive’s termination of employment, or

(ii)	the date on which the Executive becomes eligible to receive substantially similar benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(d)(1)(D) is subject to the availability of such continuation under the terms of the applicable plan documents and all provisions of applicable law. If the Executive is not eligible for such continued coverage under one of the Company-provided benefit plans noted in this paragraph (D) that he was participating in during his employment, the Company shall pay the Executive the cash equivalent of the cost of replacement insurance for the duration of the applicable period which payments shall be made pro-rata in accordance with the Company’s customary payroll practices.

(2)	Qualifying Termination. For purposes of this Agreement, the term “Qualifying Termination” means a termination by the Company or its successor or by the Executive of the Executive’s employment with the Company or its successor for any reason other than:

(A)	death;

(B)	Disability, as defined herein;

(C)	Cause, as defined herein; or

(D)	A termination by the Executive without Good Reason, as defined herein.

(3)	Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall have the meaning set forth in Exhibit A attached hereto.

(4)	To the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A, neither the Company nor the Executive may accelerate the timing of the payments under this Section 6(d) (for example, no part of the Change in Control Benefits may be paid in a lump sum at the time of termination). In addition, to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A and the Treasury Regulations to be issued under Section 409A require a six month delay in the commencement of the payments under the Change in Control Benefits due to the Executive’s status as a “specified employee”, the Change in Control Benefit payments shall be paid on the schedule set forth in this Section 6(d) commencing six months following the Executive’s termination of employment.

(e)	Disability. In the event that the Executive suffers a Disability, the Company may, in its discretion, terminate the Executive’s employment hereunder. For purposes of this Agreement, “Disability” shall be defined to occur at such time as the Executive becomes eligible to receive benefits under the terms of the Company’s then applicable long-term disability policy, or, in the absence of such policy, shall be defined as a physical or mental disability that prevents the Executive from performing his duties under this Agreement for ninety (90) consecutive days or more, or for an aggregate of one hundred twenty (120) days in any period of twelve (12) months. The Company may only terminate the Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which the Executive is able to fulfill his duties under this Agreement. The commencement date and expected duration of any physical or mental condition that prevents the Executive from performing his duties hereunder shall be determined by a medical doctor mutually acceptable to the Executive and the Company. In the event the Executive’s employment is terminated by the Company pursuant to this Section 6(e), then the Company shall pay the Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment. In addition, to the extent not included in the Accrued Amounts, the Executive shall receive a pro rata bonus for the bonus period during which the date of termination pursuant to this Section 6(e) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies, provided, however, that to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement under Section 409A, the payment of such bonus may not be accelerated by either the Company or the Executive unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A.

(f)	Death. In the event of the Executive’s death during the Term of Employment, all obligations of the Company to make any further payments, including the obligation to pay the Accrued Amounts, shall be paid to the Executive’s estate, and in any event all Accrued Amounts shall be paid in a lump sum within ten (10) days of the Executive’s death. In addition, to the extent not included in the Accrued Amounts, the Executive’s estate shall receive a payment or payments reflecting a pro rata bonus for the Executive for the bonus period during which the date of termination pursuant to this Section 6(f) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies, provided, however, that to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A, the payment of such bonus may not be accelerated by either the Company or the Executive unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A.

(g)	Payments as Compensable Compensation. Any participation by the Executive in, and any terminating distributions and vested rights under, Company-sponsored retirement or deferred compensation plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans.

(h)	Executive’s Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, the Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in the Executive’s possession or under his control, including all copies of any of the foregoing.

     Section 7 - Gross-up Payments.

(a)	If the Executive becomes obligated to pay any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor law or regulation, whether as a result of benefits provided to the Executive under this Agreement or another agreement by or plan of the Company , the Company shall pay an additional amount (the “Gross-Up Payment”) to the Executive at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by the Executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount the Executive would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to the Executive, who shall apply the following assumptions:

(i)the Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) the Executive shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of the Executive’s residence as of the effective date of the Executive’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

(b)	The Gross-Up Payment shall be made within thirty days after the event that triggered the Company’s obligation to provide the benefits upon which taxes as described in this Section 7 are payable (the “Triggering Event”), provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay the Executive within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 60th day after the Triggering Event. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by the Executive within five business days after written demand.

(c)	If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Executive shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive, to the extent the repayment results in a reduction in or refund of the Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

(d)	Notwithstanding anything to the contrary herein, the parties agree that if the payments under this Section 7 are treated as nonqualified deferred compensation under Section 409A of the Code, the parties will negotiate this section in good faith to avoid adverse tax consequences to the Executive.

     Section 8 - Other Agreements.

(a)	Non-Solicitation; Non-Disclosure, etc. The Executive has previously executed a Non- Competition and Non-Solicitation Agreement with the Company (the “Standard Agreement”). The Executive hereby reaffirms his agreement to the terms and conditions set forth in the Standard Agreement.

(b)	No Violation of Other Agreements. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except for any such agreement that have been disclosed to the Company and that could not reasonably be expected to compromise the Executive’s ability to perform his duties as Chief Executive Officer of the Company. The Executive further represents that, to his knowledge and belief, he has not breached any agreement not to compete or any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, and the Executive acknowledges the Company’s desire and direction that he not breach any such agreement in the performance of his services hereunder. Accordingly, the Company agrees that any failure or refusal of the Executive to perform his duties as Chief Executive Officer of the Company shall not constitute “Cause” to the extent such failure or refusal is attributable to the Executive’s compliance with such agreements.

     Section 9 - Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Eclipsys Corporation
1750 Clint Moore Road
Boca Raton, FL 33487
ATTN: Chairman of the Board

with a copy to:	Brent B. Siler
Wilmer Cutler Pickering Hale and Dorr LLP
1455 Pennsylvania Avenue, NW
Washington, DC 20004

To the Executive:	To the address shown in the Company’s payroll records at the time of the notice

with a copy to:	Michael G. Riley, Esq.
McDonald Hopkins Co., L.P.A.
600 Superior Avenue, Suite 2100
Cleveland, OH 44114

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the time of actual delivery, if delivered by hand, the next business day, if sent by overnight courier, or the third (3rd) business day after the actual date of mailing, if sent by mail, shall constitute the time at which notice was given.

     Section 10 - Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     Section 11 - Assignment and Assumption. This contract shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of interstate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and shall cause such successor to assume this Agreement, which assumption shall not relieve the Company of its obligations to the Executive hereunder unless so agreed in writing by Executive.

     Section 12 - Amendment. This Agreement may only be amended by written agreement of the parties hereto.

     Section 13 - Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

     Section 14 - Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Florida (without reference to the conflicts of law provisions thereof). If any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Palm Beach County, Florida, and the Company and the Executive each consents to the jurisdiction of such a court.

     Section 15 - Prior Agreement; Coordination of Benefits. This Agreement including the exhibits hereto, along with the Standard Agreement, contains the entire understanding between the parties hereto regarding terms of the Executive’s employment and supersedes in all respects any prior or other employment agreement or understanding, both written and oral. In the event of a conflict between this Agreement and any policy or plan that applies generally to employees or executives of the Company regarding compensation, employee benefits, performance bonuses, healthcare, retirement, severance, change of control, relocation, or equity programs such as restricted stock or option awards, this Agreement shall control unless the generally applicable plan or program would provide a greater benefit or award to the Executive, in which case the terms of such plan or program shall control over this Agreement.

     Section 16 - Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

     Section 17 - Section Headings and Construction. The headings of sections in this Agreement are provided for convenience only and will not effect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

     Section 18 - Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

     Section 19 - Acknowledgement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     Section 20 - Attorneys’ Fees. In the event that either party brings a legal action against the other in connection with the employment relationship between them, including without limitation an action to enforce this Agreement, the Standard Agreement or the Release, the party, if either, that is judicially determined to be the prevailing party in such action shall be entitled to recover his or its reasonable attorney’s fees and legal costs incurred in connection with such action.

     Intending to be legally bound hereby, the parties have executed this Agreement on the date set forth above.

COMPANY

ECLIPSYS CORPORATION

By:	/s/ Eugene V. Fife

Eugene V. Fife,
Chairman of the Board

EXECUTIVE

/s/ Paul L. Ruflin
Paul L. Ruflin

EXHIBIT A

     “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) that occurs during the Term of Employment:

          (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) below; or (v) any acquisition by General Atlantic Partners 28, L.P., General Atlantic Partners 38, L.P., General Atlantic Partners 47, L.P., GAP Coinvestment Partners, L.P., General Atlantic Partners, LLC, and any person directly or indirectly controlled (within the meaning of Rule 12b-2 promulgated under the Exchange Act) by any of the foregoing entities described in this clause (v) (each such party is referred to herein as an “Exempt Person”) of any shares of Common Stock; or

          (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

          (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation, any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation, or any Exempt Person) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

          (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

EXHIBIT B

GENERAL RELEASE

     This GENERAL RELEASE is made and entered into by and between Eclipsys Corporation and its affiliated, direct and indirect subsidiary corporations and each of such corporations’ employees, officers, and Board of Directors (individually and collectively “Eclipsys”) and [NAME] [address](“you”, “your” or “NAME”).

WITNESSETH

     WHEREAS, your termination from your position as [TITLE] of Eclipsys will be effective [date];

     WHEREAS, Eclipsys and you desire to settle fully and finally any and all differences between ourselves including, but in no way limited to, differences arising out of your employment and circumstances giving rise to your departure from Eclipsys;

     NOW THEREFORE, in consideration of the premises and mutual promises herein contained, Eclipsys and you agree as follows:

     FIRST: You acknowledge that Eclipsys’ execution of this General Release and its compliance with terms herein shall not in any way be construed as an admission by Eclipsys, of any acts of discrimination or improper or unlawful treatment of you. Eclipsys has entered into this General Release to avoid the potential expenses and inconvenience of litigation, and specifically disclaims any liability to or discrimination against you on the part of Eclipsys.

     SECOND: You represent and agree that your employment with Eclipsys will be terminated effective [DATE], and that you are eligible for reemployment only by mutual agreement and consent of yourself and Eclipsys in the future.

     THIRD: Unless otherwise required by law, Eclipsys agrees in the future to articulate that the reason for your termination was the pursuit of other interests. Eclipsys further agrees that any inquiry about your employment will be referred to a representative of the Human Resources Department, who will state the reasons for your termination as articulated in the preceding sentence. However, it is understood that you may direct inquiries regarding personal references to other employees of Eclipsys, but it is further understood that Eclipsys will not be liable for reference information provided by such persons.

     FOURTH: Eclipsys agrees that if you execute this General Release, return the executed original to Eclipsys and do not revoke this General Release during the seven-day revocation period which commences upon your execution hereof, Eclipsys will pay you an initial payment of $___ (less all applicable federal, state and local withholding/taxes) on the first payroll date administratively possible, with subsequent payments of $___ on the next five (5) Eclipsys payroll dates (also less all applicable federal, state and local withholdings/taxes), totaling $___. The above-stated amounts will be paid to you by direct deposit into your checking account, unless you direct otherwise. Eclipsys further agrees to forward your 2003/2004 tax forms in a timely manner.

     FIFTH: You understand, acknowledge and agree that under the stock option agreements that you signed with Eclipsys, that you have 90 days from the day of the termination of your employment to exercise any stock option awards that you received from Eclipsys and that are vested as of [DATE]. Because you will not be an employee of Eclipsys from and after [DATE], you acknowledge and agree to retain separate counsel and/or advice regarding whether you hold “material non-public information” regarding Eclipsys and whether it is legal, permissible or in your best interest for you to exercise your stock options and sell Eclipsys stock under the applicable laws, rules ore regulations of the Securities and Exchange Commission or any other applicable Federal or state laws. Eclipsys is not, nor will be, responsible for any decisions that you make.

     SIXTH: You understand, acknowledge and agree that your participation under Eclipsys’ Health and Dental Insurance ceases as of [DATE]. Term Life Insurance, Long Term Disability Insurance and Voluntary Life Insurance (as applicable) ceases as of [DATE]. You shall remain eligible for terminating benefits provided by any of the aforementioned plans in which you were a participant on your termination date. You will remain eligible to continue health and dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA), provided that you enroll and meet all the requirements for participation.

     SEVENTH: You represent and warrant that you have not filed any lawsuit, complaint or charge against Eclipsys, with any local, state, or federal agency or court of whatever jurisdiction, that you will not do so at any time hereafter, and that if any agency or court were to assume jurisdiction on your behalf for any such complaint or charge against Eclipsys, or any of them, you would request such agency or court to withdraw from the matter.

     EIGHTH: You represent that you have not filed any complaints or charges against Eclipsys with the Equal Employment Opportunity Commission, or with any other local, state or federal agency or court, that you will not do so at any time hereafter, and that if any such agency or court assumes jurisdiction of any complaint or charge against Eclipsys on behalf of you, you will request such agency or court to withdraw from the matter.

     NINTH: As a material inducement to Eclipsys to enter into the General Release, you hereby irrevocably and unconditionally release, acquit, and forever discharge Eclipsys, and its predecessors, successors, assigns and any persons acting by, through, under or in concert with any of them (Releasees) from any and all charges, complaints, claims, liabilities, obligations, promises or any other cause of action of any nature whatsoever, known or unknown, which you now have, own, or hold, or claim to have had, owned, or held, or which you at any time heretofore had, owned, or held against each or any of the Releasees. Further, you expressly waive and relinquish all rights, claims and benefits afforded you by Title VII of the Civil Rights Act of 1964 (Title VII), as amended, and the Age Discrimination in Employment Act (ADEA) as amended, and do so understanding and acknowledging the significance and consequence of such a waiver of rights, claims and benefits under Title VII and the ADEA (as applicable); Provided, however, that this General release does not release Eclipsys from its obligations to you as set-forth herein.

     TENTH: You are hereby informed that you have twenty-one (21) calendar days to consider the terms of this General Release and you are encouraged to discuss the terms with an attorney of your choice. The twenty-one calendar days shall expire on [DATE] and, in addition, you understand that this General Release may be revoked within seven (7) days of the signing date set forth below.

     ELEVENTH: As further consideration and material inducement for Eclipsys to enter into this Agreement, you agree not to disclose, orally or in writing, to any person, corporation, firm, business, entity, court or governmental authority (a) the terms and provisions of this Agreement including, but not limited to, the amounts paid pursuant to this Agreement; (b) any documents, files, records, or any other information related to this Agreement; or (c) the claims asserted in this case, without the prior written consent of Eclipsys or its successors or assigns. In the event that you are subpoenaed to provide testimony concerning matters that are of a confidential nature regarding Eclipsys, you agree to provide Eclipsys with prompt notice of such subpoena or request, and Eclipsys agrees that you will not be in breach of this Agreement by providing such testimony if legally required to do so, provided that you have provided prompt notice to Eclipsys as set-forth above. You also agree that you will not make any unfavorable, disparaging, or negative comment, remark or statement, whether written or oral, about Eclipsys, any of its affiliates, or any of their respective offices, directors, or employees.

     TWELFTH: You acknowledge that you signed one or more confidentiality agreements while at Eclipsys that govern your use of Eclipsys’ confidential, proprietary and trade secret information. You agree that after your departure from Eclipsys, you will maintain and preserve the confidentiality of such information and that, among other things, you will abide by and honor the terms of such agreements which, by their terms, remain in full force and effect following the termination of your employment with Eclipsys.

     THIRTEENTH: It is the desire of the parties that if any of the provisions of this Agreement are adjudicated to be invalid or unenforceable, or if compliance with any provision is restrained pending a final determination as to its legality, such deletion or restraint will apply only to the operation of the provisions deemed invalid, unenforceable or restrained. To the extent any provision of this Agreement is deemed invalid, unenforceable or restrained, the remaining agreement provisions will be valid and enforceable to the fullest extent possible.

     FOURTEENTH: You represent and agree that in executing this General Release you do not rely and have not relied upon any representation or statement made by Eclipsys, or by any of Eclipsys’ agents, representatives or attorneys with regard to the subject matter, bases, or effect of this General Release.

     FIFTEENTH: This General Release shall be binding upon you and upon your administrators, representatives, successors and assigns and shall inure to the benefit of Eclipsys, and to Eclipsys’ representatives, successors, and assigns.

     SIXTEENTH: This General Release is made and entered into in the State of Florida and shall in all respects be interpreted in force and governed under the laws of the State of Florida.

     SEVENTEENTH: This General Release sets forth the entire Agreement between you and Eclipsys and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

NOTICE TO EMPLOYEE — PLEASE READ CAREFULLY BEFORE SIGNING:

     THIS LETTER AND GENERAL RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES, INCLUDING A RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN. YOU ARE ENTITLED TO A PERIOD OF NOT LESS THAN TWENTY-ONE (21) CALENDAR DAYS IN WHICH TO REVIEW AND CONSIDER THIS DOCUMENT BEFORE SIGNING IT. YOU ALSO HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, BY DELIVERING WRITTEN NOTICE OF REVOCATION TO:

Mr. Mark Green
Vice President, Human Resources
Eclipsys Corporation
Human Resources Department
200 Ashford Center North
Atlanta, GA 30338

WITHIN SUCH SEVEN (7) DAY PERIOD. IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN ATTORNEY BEFORE SIGNING THIS DOCUMENT. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTAND, AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS LETTER AND GENERAL RELEASE.

EXECUTED at                                         ,                     this            day of                     , 200     .

I, , hereby accept and agree to all provisions of the above letter and General Release.

Witness:
Employee Signature

Eclipsys Corporation:

Signed:

By:

Title:

Date:

PLEASE FORWARD THE SIGNED RELEASE AGREEMENT TO MARK GREEN, HUMAN RESOURCES, ECLIPSYS CORPORATION, 200 ASHFORD CENTER NORTH, ATLANTA, GA 30338